U S WEST COMMUNICATIONS GROUP 1995 EARNINGS
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 EXHIBIT 99A





  Release Date:     February 12, 1996

Contact:     Becky Winning (303) 793-6367
     Lois Leach (303) 793-6355


    U S WEST COMMUNICATIONS GROUP REPORTS STRONG REVENUE GROWTH AND RECORD
                         TELEPHONE ACCESS LINE GROWTH

ENGLEWOOD, Colo. - U S WEST Communications Group (NYSE:USW) today reported strong growth in revenue and record growth in telephone access lines for the year ending Dec. 31, 1995. However, as expected, aggressive investments in improving customer service limited growth in earnings for the year. Operational highlights for the year include:
- REVENUES of $9.5 billion, an increase of 3.4 percent compared with 1994. Revenue growth was driven by strong sales of new products, improved market penetration of value-added services and record growth in access lines.
- EBITDA -- earnings before interest, taxes, depreciation and amortization -- of $4.2 billion, an increase of 4.8 percent compared with the prior year.
- REPORTED NET INCOME of $1.2 billion, up 2.3 percent compared with the same period a year ago. Income includes gains associated with the sale of selected rural telephone exchanges, expenses associated with the creation of targeted stock and extraordinary charges related to the early retirement of debt. Adjusted to exclude these one-time items, net income was $1.1 billion, an increase of 0.7 percent compared with 1994 net income (adjusted for the sale of rural exchanges.)
- REPORTED EARNINGS PER SHARE (EPS) of $2.50 for the year, down 1.2 percent from $2.53 for the same period a year earlier. EPS includes a gain of 18 cents per share associated with the sale of selected rural exchanges and expenses of 3 cents per share related to the creation of targeted stock and extraordinary after-tax charges related to the early retirement of debt. Adjusted to exclude these one-time items, EPS was $2.35, down 2.9 percent from 1994 EPS (adjusted for the sale of rural exchanges) of $2.42.
     The decline in EPS is primarily the result of the issuance of approximately 13 million additional shares during December, 1994.
- SUBSCRIBER GROWTH - The number of telephone access lines served in U S WEST Communications Group's 14-state region increased to 14.8 million. Excluding the sale of selected rural telephone exchanges, the number of access lines increased 4.2 percent compared with 1994. This is the highest annual access line growth rate in the history of the company.
-     MINUTES OF USE, an indicator of long-distance calling volume, grew by
  9.6 percent compared with the prior year. This is the fourth consecutive year that the growth rate for minutes of use has increased.
"Our 1995 results demonstrate our ability to drive strong top-line growth," said Sol Trujillo, president and CEO of U S WEST Communications Group. "They also reflect our intense commitment to meeting the changing needs of our customers.
"Net income was affected by higher expenses related to contract labor and overtime as we worked to enhance customer service and accommodate strong growth in our region," Trujillo noted. "However, thanks to these concerted efforts, service is improving, and we intend to reduce contract and overtime expenses in 1996.
     "These results also underscore the unique geographic and demographic attributes of our region," Trujillo said. "Our growth is spread throughout our 14-state territory and the majority of our access line growth came from outside our top-five metro areas.
     "We continue to see accelerating demand for additional lines, vertical services and high-speed data-services throughout our territory, and we intend to capitalize on continued growth in 1996," he added.
     Other U S WEST Communications Group highlights for the year include:
     - Revenues from !NTERPRISE, the company's high-speed data networking services, nearly doubled in 1995 to more than $100 million.
- Revenues from CLASS services, such as Caller ID and Call Waiting, more than doubled in 1995 and revenues from Voice Messaging Services increased nearly 30 percent. Combined revenue for these services totaled nearly $200 million for the year. At year-end, penetration rates for Caller ID, Call Waiting and Voice Messaging Services were 12.3 percent, 33.2 percent and 12.7 percent, respectively.
- TeleChoice (Registered Trademark), an interactive cable TV platform currently being tested in Omaha, captured a 30-percent share of cable homes in the test area in only four months. This demonstrates the strength of the U S WEST brand in competitive situations in new markets.
U S WEST Communications Group provides telecommunications and high-speed data services to more than 25 million customers in 14 western and midwestern states. The company is one of two major groups that make up U S WEST. U S WEST is in the connections business, helping customers share information, entertainment and communications services in local markets worldwide. U S WEST's other major group, U S WEST Media Group (NYSE:UMG), is involved in domestic and international cable and wireless networks, directory publishing and interactive multimedia services.

U S WEST Media Group also released year-end results today.

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